CREE RESEARCH, INC.

                                   EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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
                                                      For the Three Months Ended September 30,
                                                          1996                                 1995
                                            --------------------------------------------------------------------------

                                            Primary           Fully Diluted         Primary            Fully Diluted
                                            ---------------- ------------------  ---------------- --------------------
Weighted average shares outstanding:
      Common stock                            12,281,563         12,281,563        10,644,660             10,644,660
      Shares available under options
         and warrants                            753,175            786,230         1,260,598              1,260,598
                                            -------------    ---------------     -------------    -------------------

Weighted average common and common
  equivalent shares outstanding               13,034,738         13,067,793        11,905,258             11,905,258
                                            =============    ===============     =============    ===================


Net income                                     1,905,920          1,905,920           193,689                193,689
                                            =============    ===============     =============    ===================


Earnings per share                          $       0.15     $         0.15        $     0.02       $          0.02
                                            =============    ===============     =============    ===================

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